As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDGROUP MINING INC.

(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	Not Applicable (I.R.S. Employer Identification No.)

1111 Melville Street, Suite 410 Vancouver, British Columbia (Address of principal executive offices)	V6E 3V6 (Zip Code)

Goldgroup Mining Inc. Omnibus Incentive Plan

Gold Resource Corporation 2016 Equity Incentive Plan (with respect to outstanding awards assumed by the Registrant)

(Full title of the plan)

Gold Resource Corporation

7887 East Belleview Avenue, Suite 1100

Denver, Colorado 80111

Telephone: (303) 320-7708

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brian Boonstra

Davis Graham & Stubbs LLP

3400 Walnut Street, Suite 700

Denver, Colorado 80205

Telephone: (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Goldgroup Mining Inc., a corporation continued under the laws of the province of British Columbia, Canada (“Goldgroup” or the “Registrant”), is pursuant to Rule 12g-3(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “successor issuer” to Gold Resource Corporation (“Gold Resource”), which has historically filed periodic reports under the Exchange Act with the Securities and Exchange Commission (the “Commission”) (SEC File No. 001-34857). As Gold Resource’s common stock (collectively, the “Gold Resource Shares”) were registered under Section 12(b) of the Exchange Act, Goldgroup’s common shares (collectively, the “Goldgroup Shares”) are now deemed registered under that section of the Exchange Act. Goldgroup is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act), and has filed a report on Form 6-K (using the EDGAR format type 8-K12B) pursuant to Rule 12g-3(f) under the Exchange Act; it is now required to file periodic reports under the Exchange Act.

On July 17, 2026, pursuant to the Arrangement Agreement and Plan of Merger dated January 25, 2026 and as amended as of May 15, 2026, by and among Gold Resource, the Registrant, and Goldgroup Merger Sub Inc., a Colorado corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Gold Resource under Colorado law and a plan of arrangement pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia), with Gold Resource surviving and continuing as a wholly owned subsidiary of the Registrant (the “Merger”). Upon consummation of the Merger, shareholders of Gold Resource received 0.3619 of a Goldgroup Share in exchange for each Gold Resource Share held (the “Exchange Ratio”). The Goldgroup Shares issued in exchange for Gold Resource Shares under the Merger were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) thereof.

In connection with the Merger, the Registrant assumed the following outstanding equity awards (collectively, the “Assumed Awards”) as converted by the Exchange Ratio that were previously granted under the Gold Resource Corporation 2016 Equity Incentive Plan (the “2016 Plan”):

•	stock option awards covering 760,408 Gold Resource Shares, as converted into options to purchase 275,191 Goldgroup Shares (the “Assumed Options”);

•	deferred share units (“DSUs”) covering 1,331,493 Gold Resource Shares, as converted into DSUs of the Company covering 481,848 Goldgroup Shares;

•	RSUs covering 1,895,524 Gold Resource Shares, as converted into RSUs covering 685,961 Goldgroup Shares; and

•	performance share units covering 476,887 Gold Resource Shares, as converted into time-vested RSUs covering 172,584 Goldgroup Shares.

The Assumed Awards are administered under the 2016 Plan.

This Registration Statement on Form S-8 (the “Registration Statement”) registers 21,027,592 Goldgroup Shares, including (i) 13,214,154 Goldgroup Shares reserved for issuance of stock options under the Goldgroup Mining Inc. Omnibus Incentive Plan (the “Omnibus Plan”), (ii) 6,197,854 Goldgroup Shares reserved for issuance of all equity awards other than stock options under the Omnibus Plan, (iii) 275,191 Goldgroup Shares issuable upon exercise of the Assumed Options, and (iv) 1,340,393 Goldgroup Shares issuable upon settlement of the Assumed Awards other than the Assumed Options.

PART I
INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Omnibus Plan and the holders of Assumed Awards as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents have been filed with the Commission by Gold Resource and are hereby incorporated in this Registration Statement by reference, excluding any disclosures therein that have been furnished and not filed:

(a)	Gold Resource’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 18, 2026.

(b)	Gold Resource’s First Amendment to its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on April 30, 2026.

(c)	Gold Resource’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 8, 2026.

(d)	Gold Resource’s Current Reports on Form 8-K, filed with the Commission on January 21, 2026, January 22, 2026, January 26, 2026, January 26, 2026, February 3, 2026, March 19, 2026, May 8, 2026, May 15, 2026, June 18, 2026, July 2, 2026, and July 20, 2026 (excluding any portions of such reports that have been “furnished” but not “filed” for purposes of the Exchange Act).

The following documents have been filed with the Commission by the Registrant and are also hereby incorporated in this Registration Statement by reference, excluding any disclosures therein that have been furnished and not filed:

(a)	The below exhibits to the Registrant’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on July 20, 2026 (using the EDGAR format type Form 8-K12B):

99.63	Audited Consolidated Annual Financial Statements of Goldgroup Mining Inc. for the years ended December 31, 2024 and 2025.

99.64	Management’s Discussion and Analysis of Goldgroup Mining Inc. for the year ended December 31, 2025.

99.65	Certification of annual filings by the chief executive officer of Goldgroup Mining Inc. dated April 30, 2026.

99.66	Certification of annual filings by the chief financial officer of Goldgroup Mining Inc. dated April 30, 2026.

99.78	Condensed Interim Consolidated Financial Statements (Unaudited) of Goldgroup Mining Inc. for the three months ended March 31, 2026 and 2025.

99.79	Management’s Discussion and Analysis of Goldgroup Mining Inc. for the three months ended March 31, 2026.

99.80	Certification of interim filings by the chief executive officer of Goldgroup Mining Inc. dated June 1, 2026.

99.81	Certification of interim filings by the chief financial officer of Goldgroup Mining Inc. dated June 1, 2026.

99.85	Annual Information Form of Goldgroup Mining Inc. dated June 10, 2026.

For convenience of reference, the subparagraph numbers above correspond to the exhibit numbers used in such Report of Foreign Private Issuer on Form 6-K.

(b)	The description of the Registrant’s common shares contained in the Registrant’s Form 8-A12B, filed with the Commission on July 17, 2026, and including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Registrant’s Amended & Restated Articles, effective as of July 2, 2026 (the “Articles”), and subject to the Business Corporations Act (British Columbia), the Registrant shall, to the fullest extent permitted by law, indemnify a director, former director, officer or former officer of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Subject to section 163 and subsection 162(2) of the Business Corporations Act (British Columbia), the Registrant shall pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. The Registrant must not make the payments referred to above unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163 of the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced. The rights of indemnification and advancement of expenses contained in the Articles are not exclusive of any other rights to indemnification or similar protection to which any eligible party may be entitled under any agreement, vote of shareholders or disinterested directors, insurance policy or otherwise.

The failure of a director, former director, officer or former officer of the Registrant to comply with the Business Corporations Act (British Columbia) or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

Under the Articles, to the extent determined commercially reasonable by the directors of the Registrant, the Registrant may purchase and maintain director and officer insurance on terms and with the amount of coverage as may be determined commercially reasonable by the directors of the Registrant for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, officer, employee or agent of the Registrant;

(2)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

(3)	at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(4)	at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
5.1 *	Opinion of Cozen O’Connor LLP
10.1*	Goldgroup Mining Inc. Omnibus Incentive Plan
10.2	Gold Resource Corporation 2016 Equity Incentive Plan (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on December 7, 2016).
23.1 *	Consent of Davidson & Company
23.2 *	Consent of BDO USA, P.C.
23.3 *	Consent of Mr. Rodrigo Simidu, P.Eng.
23.4 *	Consent of Mr. Marcelo Zangrandi, MAIG
23.5 *	Consent of Mr. David Turner, MAIG
23.6 *	Consent of Mr. Christian Laroche, P.Eng.
23.7 *	Consent of Cozen O’Connor LLP (included in Exhibit 5.1)
24.1 *	Power of Attorney (included on the signature page hereto)
107 *	Filing Fee Table

* Filed or furnished herewith.

Item 9.	Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 7th day of August, 2026.

GOLDGROUP MINING INC.

By:	/s/ Chet Holyoak
Name:	Chet Holyoak
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Francisco Javier Reyes de la Campa and Chet Holyoak the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable the Registrant to comply with the Securities Act, and any requirements of the Commission in respect thereof, and to file the same, with all exhibits thereto, with the Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francisco Javier Reyes de la Campa	Interim Chief Executive Officer, President and Director	August 7, 2026
Francisco Javier Reyes de la Campa	(Principal Executive Officer)

/s/ Chet Holyoak	Chief Financial Officer	August 7, 2026
Chet Holyoak	(Principal Financial and Accounting Officer)

/s/ Nicole Adshead-Bell	Director	August 7, 2026
Nicole Adshead-Bell

/s/ Ron Little	Director	August 7, 2026
Ron Little

/s/ Lila Manassa Murphy	Director	August 7, 2026
Lila Manassa Murphy

/s/ Luis Felipe Medina Aguirre	Director	August 7, 2026
Luis Felipe Medina Aguirre